Exhibit 10.9

AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the 2nd day of May, 2014, by and between Dennis Frank (hereinafter “Frank”) and Silvergate Bank (hereinafter “Silvergate”).

WHEREAS Silvergate and Frank wish to formally set out the terms and conditions of the long term bonus component (hereinafter the “Long Term Bonus”) of Frank’s compensation to be paid by Silvergate to Frank;

AND WHEREAS Frank is currently the Chairman of the Board of Directors of Silvergate (hereinafter the “Board”) as well as member of several committees of Silvergate;

AND WHEREAS the Compensation Committee of Silvergate has unanimously recommended to the Board that the terms and conditions as set out in this Agreement relating to the Long Term Bonus be approved by the Board;

AND WHEREAS the Board has approved payment of the Long Term Bonus to Frank in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESETH that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by the parties hereto, Silvergate and Frank hereby agree as follows:

1.	LONG TERM BONUS COMPENSATION

On and subject to all of the terms and conditions hereof, Silvergate covenants and agrees to pay to Frank, in addition to any other salary, fees, annual performance bonuses or honorariums currently paid or agreed to be paid to Frank, the Long Term Bonus which shall be payable at the rate of SEVENTY-FIVE THOUSAND DOLLARS ($75,000.00) per annum each year for a period of TEN (10) years commencing in the year 2014 to and including the year 2023 (hereinafter the “Term”) resulting in an aggregate potential payment of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000.00) to Frank.

The Long Term Bonus shall be payable annually to Frank on or before the 15th day of January of each year of the Term subject to all taxes and statutory withholdings as required by law or regulation.

2.	CONDITIONS PRECEDENT TO PAYMENT OF LONG TERM BONUS

The Long Term Bonus shall be payable on and subject to the following conditions precedent being satisfied by Frank for each year of the Term: (i) Frank holding the duly appointed position of Chairman of the Board as of the first day of January of each year of the Term; or (ii) Frank holding the position of a duly appointed member of the Board as of the first day of January of each year of the Term.

3.	ACCELERATION OF LONG TERM BONUS

Notwithstanding anything to the contrary herein contained, any and all of the aggregate amount of the Long Term Bonus remaining unpaid from time to time shall immediately become due and payable in full in the event of any of the following: (i) in the event that FIFTY PER CENT (50%) or more of the issued and paid voting shares of Silvergate or Silvergate Capital Corporation, the sole shareholder of Silvergate, (hereinafter “Capital”) are transferred to any person or entity other than the shareholders of Silvergate or Capital as currently constituted as of the date of this Agreement; or (ii) in the event that the Board of Silvergate in its absolute and unfettered discretion determines, by duly authorized resolution, that payment of any or all of the then remaining unpaid portion of the Long Term Bonus should be paid to Frank prior to the expiration of the Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 2nd day of May, 2014.

WITNESS

/s/ W. M. Herrick	/s/ Dennis S. Frank
W. M. Herrick	Dennis S. Frank

/s/ Robert C. Campbell
Robert C. Campbell	SILVERGATE BANK

	By:	/s/ Alan J. Lane
Alan J. Lane, President and
Chief Executive Officer
/s/ Thomas D. Dircks
Thomas D. Dircks